Exhibit 10.1

December 3, 2008

VIA HAND DELIVERY

Stanley T. Crooke

Chairman and CEO

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA  92008

Dear Stan:

As you know, in light of your contribution to Isis Pharmaceuticals, Inc. (“Isis”), Isis offered you certain severance benefits under the letter dated April 8, 2003, as amended (the “Original Agreement”).

To ensure compliance with Section 409A of the Internal Revenue Code (“409A”), we now wish to amend and restate the Original Agreement with the terms of this letter agreement.

In the event that your employment is involuntarily terminated by Isis as a result of a Change in Control (as defined herein), you will be eligible to receive a lump sum severance payment equal to thirty-six (36) months of your then current base salary, less payroll deductions and withholdings.

In order to be eligible to receive the severance payment described herein, you will be required to execute an Employee Separation Agreement substantially in the form attached hereto as Exhibit A within the applicable time period set forth therein, but in no event later than forty-five (45) days following your termination.  Your severance payment will be due and payable on or before the fifth (5th) business day following the effective date of the Employee Separation Agreement.

For purposes of this letter agreement, Change in Control will be defined as follows:  (i) a sale of all or substantially all of the assets of Isis; (ii) a merger or consolidation in which Isis is not the surviving corporation and in which beneficial ownership of securities of Isis representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iii) a reverse merger in which Isis is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of Isis representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by Isis or subsidiary of Isis or other entity controlled by Isis) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of Isis representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

Notwithstanding the foregoing, you will only be entitled to receive the severance payment if the termination of your employment constitutes a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)).  For the avoidance of doubt, it is intended that the severance payment satisfy the exemption from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4).

Please keep in mind that this letter agreement is not intended to change your status as an at-will employee with Isis.  As with all employees at Isis, you or Isis may terminate your employment at any time, for any reason whatsoever, with or without cause or advance notice subject to the provisions set forth herein.

If you have any questions or comments regarding the terms and conditions of this letter, please do not hesitate to contact me.

Very truly yours,

Isis Pharmaceuticals, Inc.

/s/ Spencer R. Berthelsen, M.D.
Spencer R. Berthelsen, M.D.
Chairman of the Compensation Committee

Acknowledged and Agreed:

/s/ Stanley T. Crooke, M.D., Ph.D.
Stanley T. Crooke, M.D., Ph.D.

EXHIBIT A

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between                                          (“Employee”) and                                                (“the Company”) as of the Effective Date of this Agreement, as defined in paragraph 10 below.

WHEREAS, the Company wishes to provide Employee with certain benefits in consideration of Employee’s service to the Company and the promises and covenants of Employee as contained herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             SEVERANCE PAYMENTS.  On                                      (“Separation Date”), Employee shall cease to be an employee or officer of the Company for all purposes.  In return for executing this Agreement, Employee will receive a lump sum severance payment equal to thirty-six (36) months of your then current base salary, less payroll deductions and withholdings.  This severance payment will be due and payable on or before the fifth (5th) business day following the Effective Date.

2.             ACCRUED SALARY AND PAID TIME OFF.  On or about the Separation Date, the Company will pay Employee all accrued salary, and all accrued and unused vacation, subject to standard payroll deductions and withholdings.  Employee is entitled to these payments regardless of whether or not Employee signs this Agreement.

3.             EMPLOYMENT SEARCH SUPPORT.  Commencing on the Separation Date, the Company will provide Employee offsite employment search support through Right Management Associates as outlined in Exhibit A attached hereto.

4.             HEALTH INSURANCE.  To the extent permitted by law and by the Company’s current group health insurance policies, after the Separation Date, Employee will be eligible to continue receiving health insurance benefits under the federal or state COBRA law at Employee’s own expense and later to convert to an individual policy if desired.  Employee will be provided with a separate notice regarding COBRA benefits.  If Employee elects continued coverage under COBRA, the Company will reimburse Employee’s COBRA premiums for one (1) month as part of this Agreement.  In addition, to the extent permitted by law and by the Company’s current vision and dental insurance policies, after the Separation Date, the Company will reimburse Employee’s vision and dental benefit premiums for one (1) month.

5.             STOCK OPTIONS. Pursuant to the Company’s 199_ Equity Incentive Plan (the “Plan”) and Employee’s Stock Option Agreement (a copy of which is attached hereto as Exhibit B), vesting of Employee’s stock options will cease on the Separation Date.  Employee’s rights to exercise Employee’s option as to any vested shares will be as set forth in the Plan and Employee’s Stock Option Agreement.

6.             OTHER BENEFITS.  Except as expressly provided herein, Employee acknowledges that Employee will not receive (nor is entitled to receive) any additional compensation or benefits.

7.             RETURN OF COMPANY PROPERTY.  By three (3) days after the Separation Date, Employee will return to the Company all Company documents (and all copies thereof) and other Company property and materials in Employee’s possession, or control, including, but not limited to, Company files, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

8.             PROPRIETARY INFORMATION OBLIGATIONS.  Employee acknowledges that nothing herein shall impair the covenants and obligations set forth in Employee’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C.

9.             EMPLOYEE’S RELEASE OF CLAIMS. Except as otherwise set forth in this Agreement, in exchange for consideration under this Agreement to which Employee would not otherwise be entitled, Employee hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

10.           ADEA WAIVER. Employee acknowledges that Employee knowingly and voluntarily waives and releases any rights Employee may have under the ADEA, as amended.  Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that:  (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has the right to consult with an attorney prior to executing this Agreement; (c) Employee has forty-five (45) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by Employee, provided that the Company has also executed this Agreement by that date (“Effective Date”).

11.           SECTION 1542 WAIVER.  Employee acknowledges reading and understanding Section 1542 of the Civil Code of the State of California:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

12.           ARBITRATION.  To ensure rapid and economical resolution of any and all disputes that may arise in connection with the Agreement, the parties agree that any and all disputes, claims, causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, with the sole exception of those disputes that may arise from Employee’s Proprietary Information and Inventions Agreement, will be resolved by final and binding confidential arbitration held in San Diego, California and conducted by the American Arbitration Association (“AAA”) under its then-existing Rules and Procedures.  Nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

13.           ENTIRE AGREEMENT.  This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to the subject matter hereof.  It supersedes any and all agreements entered into by and between Employee and the Company where such other agreement may conflict with this agreement.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by Employee and a duly authorized officer of the Company.  The parties have carefully read this Agreement, have been afforded the opportunity to be advised of its meaning and consequences by their respective attorneys, and signed the same of their own free will.

14.           MISCELLANEOUS.  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  If an arbitrator or court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired, the invalid or unenforceable term or provision shall be modified or replaced so as to render it valid and enforceable in a manner which represents the parties’ intention with respect to the invalid or unenforceable term or provision insofar as possible. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

EMPLOYEE

By: